                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 19, 2000 (June 9, 2000)


                              ZYDECO ENERGY, INC.
            (Exact name of registrant as specified in its charter)



            Delaware                       0-22076               76-0404904
  (State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
        of incorporation)                                    Identification No.)


                       635 West Campbell Road, Suite 130
                            Richardson, Texas 75080
              (Address of principal executive offices) (Zip Code)

       Registrants telephone number, including area code: (972) 783-0284

                    2170 Plaza of the Americas, North Tower
                            700 North Pearl Street
                              Dallas, Texas 75201
                               (Former Address)

Item 1.  Changes in Control of Registrant

General

         On June 9, 2000, Zydeco Energy, Inc. ("Zydeco"), and its wholly owned subsidiary, DVN Acquisition Corporation ("DVN Acquisition") and DataVoN Inc., a Texas corporation ("DataVoN"), completed the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") pursuant to which DVN Acquisition merged with and into DataVoN, with DataVoN continuing as the surviving corporation and wholly-owned subsidiary of Zydeco. DataVoN is a privately-held wholesale provider of internet protocol ("IP") telephony. As a result of the merger, the stockholders of DataVoN now own approximately 80% of the voting stock of Zydeco, which plans to change its name to DataVoN Inc. after a stockholders meeting. The merger did not require the approval of stockholders of Zydeco.

         Under the Merger Agreement, the current sole member of the board of directors of Zydeco, Sam B. Myers, Jr., resigned as a director and as chief executive officer, and Hugh Simpson was appointed as the new sole director and chief executive officer of Zydeco. Pursuant to the Merger Agreement, the board of directors of Zydeco Exploration, Inc., a wholly-owned subsidiary of Zydeco ("Exploration"), consists of the following individuals: Hugh Simpson (Chairman of the Board), Sam B. Myers, Jr., and Phillip A. Tuttle. Mr. Simpson is the sole officer of Exploration.

         Because of the change in ownership of voting stock and the composition of the board after the merger, there was a change in control of Zydeco upon completion of the merger.

         Upon completion of the merger, all of the outstanding shares of common stock of DataVoN were converted into:

     .   32,623,855 shares of Zydeco common stock; and

     . 7,190 shares of Zydeco Series A Convertible Senior Preferred Stock, $.001 par value, convertible into 7,190,000 shares of Zydeco common stock (or 1,000 shares of common stock for each share of preferred stock).

         The Zydeco preferred stock, which was issued entirely to Mr. Simpson in the merger, will vote together with the Zydeco common stock. Each of the 7,190 shares of Zydeco preferred stock issued in the merger will be entitled to 1,000 votes on all matters, except as required by law, with the Zydeco common stock.

         The Zydeco preferred stock was issued in the merger because the Certificate of Incorporation of Zydeco currently authorizes Zydeco to issue 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, the latter with such powers and preferences as the board of directors of Zydeco shall determine. As of June 12, 2000, Zydeco had outstanding 42,775,951 shares of common stock and had reserved an additional 4,368,784 shares of its common stock for issuance from its authorized but unissued shares upon exercise of its outstanding options and warrants. An additional 2,522,459 shares of Zydeco common stock will be reserved for issuance upon exercise of DataVoN stock options assumed by Zydeco in the merger. Accordingly, the Zydeco preferred stock was issued because of the limitations on the number of issued and reserved shares of Zydeco common stock.

         It is expected that the Certificate of Incorporation of Zydeco will be proposed to Zydeco stockholders for amendment to increase the number of shares of common stock that Zydeco is authorized to issue. If the Certificate of Incorporation is so amended, all outstanding shares of the Zydeco preferred stock issued in the merger will be automatically converted into Zydeco common stock by their terms. Currently, Mr. Simpson, in his positions as sole director and majority stockholder of Zydeco after the merger, would have the power to cause such an amendment to be adopted and approved at a special meeting of Zydeco stockholders.

         Upon closing of the merger, Zydeco issued to two individuals for broker services warrants to purchase an aggregate of 523,756 shares of Zydeco common stock at $0.08 per share.

         The merger will be accounted for as a reverse acquisition of Zydeco by DataVoN under the purchase method. Accordingly, the historical financial statements of DataVoN prior to the merger will become the financial statements of the registrant, and the results of operations of Zydeco will be combined with DataVoN effective with the merger.

Certain Covenants in Merger Agreement

         Prior to the merger with Zydeco, DataVoN was an S corporation. Unlike a C corporation which is a separate legal entity for tax purposes, an S corporation is a pass-through entity for tax purposes. Thus, prior to the merger, stockholders of DataVoN were personally obligated to pay the tax liability on any income earned by DataVoN. As a result of the merger, DataVoN's S corporation status has been converted to that of a C corporation.

         Pursuant to the Merger Agreement, Zydeco is obligated to pay to the DataVoN stockholders an amount equal to any liability for taxes owed by the DataVoN stockholders that are attributable to income reported on DataVoN's 1999 tax return and the short-period taxable year 2000 of DataVoN (ending on the date of the completion of the merger). To the extent not previously paid, Zydeco shall issue Hugh Simpson a non-interest bearing note payable on demand for the estimated liability for taxes owed by the DataVoN stockholders (as described above), no later than July 15, 2000.

         Prior to the completion of the merger, Zydeco restructured its operations by causing all assets and liabilities used or incurred in the oil and gas business of Zydeco (including the capital stock of Wavefield Image, Inc. and cash balances of Zydeco, subject to certain exceptions) to be contributed to Exploration. For a period of nine months after the closing of the merger or such earlier date as Exploration ceases to be a subsidiary of Zydeco, Zydeco cannot, without the unanimous consent of the board of directors of Exploration, take any action to cause any cash to be transferred from Exploration to Zydeco or any other subsidiary of Zydeco (other than a subsidiary of Exploration), except for payment or reimbursement to Zydeco or such subsidiary for any liabilities to which Zydeco and its subsidiaries may be or become subject relating to or arising out of the assets, business, operations, debts or liabilities of Exploration, whether arising prior to, concurrent with or after the merger.

Item 2.  Acquisition or Disposition of Assets

         See discussion under Item 1 above. For more information concerning the merger, please see (i) the Agreement and Plan of Merger which has been filed as an exhibit, and (ii) the information set forth in the Information Statement, dated May 24, 2000 and filed with the Securities and Exchange Commission on May 25, 2000, pursuant to Section 14(f) of the Securities Exchange Act of 1934 and SEC Rule 14f-1.

Forward-Looking Statements

         The information in this Form 8-K includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. DataVoN includes this statement for the express purpose of availing itself of the protections of these safe harbor provisions with respect to all of the forward-looking statements DataVoN makes. The forward-looking statements in this Form 8-K reflect DataVoN's current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including without limitation the absence of significant revenues, financial resources, significant competition and those other risks and uncertainties discussed herein that could cause DataVoN's actual results to differ materially from its historical results or those that DataVoN hopes to achieve. In this Form 8-K, the words, "anticipates," "plans," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. Please do not place undue reliance on the forward-looking statements contained in this Form 8-K. DataVoN undertakes no obligation to announce publicly revisions DataVoN makes to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this Form 8-K. All written and oral forward-looking statements made subsequent to the date of this Form 8-K and attributable to DataVoN or persons acting on its behalf are expressly qualified in their entirety by this section.

DataVoN

Company Overview
----------------

         DataVoN intends to build one of the nation's first "next-generation" packet switched IP networks to provide voice and data services. A unique, meshed IP backbone will transport "toll quality" traffic to any of DataVoN's connected cities. DataVoN believes that this network architecture will drastically reduce the cost compared to traditional networks of originating, transporting and terminating traffic while providing network scalability for future growth.

         As of June 1, 2000, DataVoN was providing services to several of the high volume United States carriers. DataVoN currently owns and operates a diverse network that includes "points of presence" ("POP") in fourteen U.S. markets. DataVoN plans to increase its network to approximately forty-five POP's by the end of 2000. During the quarter ended December 31, 1999,

DataVoN transported in excess of 400 million minutes of traffic, a volume that had been growing in excess of 50% on average every quarter.

         Through the DataVoN Network, DataVoN transports a large volume of "toll quality" voice and data services. The entrance point for communications traffic over the DataVoN Network is referred to as a point of presence. Points of presence are composed of gateways, which digitize, compress and packetize voice and data transmissions at both the originating and terminating points and enable calls to be routed over a managed IP network. DataVoN's customers can interconnect with DataVoN's network by connecting dedicated voice circuits from their facilities to one of DataVoN's POP, which are currently located in Texas, Colorado, Georgia, California, Florida, Maryland and Washington, D.C.

         The managed IP network calls are routed through a local carrier's switched network. Gateways in each POP digitize, compress and packetize voice and data calls and then transmit them over the "voice over private internet network" ("VoPIN"). At the destination, another POP reverses the process and the call is switched back from the VoPIN to a local carrier's circuit-switched network at the destination.

         Because of its wide-ranging coverage, rapid growth and flexible connectivity, DataVoN uses the IP transport gateway in conjunction with the managed IP network to deliver voice and data traffic. By using the VoPIN, DataVoN avoids having to build a private, dedicated network of fiber and cable connections, which would delay DataVoN's time-to-market in many locations and would be more costly to deploy. DataVoN also uses data transmission over private leased lines or traditional circuit-based voice networks where the managed IP network is unavailable.

         DataVoN had revenues of $8.27 million and an operating income of $831,000 in 1999. Earnings before taxes, interest income, interest expense, depreciation and amortization ("EBITDA") for that period was $848,000. Total assets were $1.67 million at December 31, 1999.

The Market
----------

         Although it has been possible to transmit voice over data networks since 1995, only recently has the technology improved such that phone-to-phone calls can be transmitted over data networks with similar quality as that of traditional voice networks. The market for worldwide IP telephony is projected to grow from $0.5 billion in 1999, to $18.7 billion in 2004, according to International Data Corporation, a market research firm. Wholesale worldwide IP telephony, including wholesale international IP telephony, is expected to grow to $2.0 billion by the same date. Forrester Research, Inc. projects that by 2004, IP telephony will capture $3 billion from traditional telecom services. By 2006, ESSL Technologies predicts that 35% of all long distance calls will be handled by IP telephony. DataVoN's telephony services enable telecommunications carriers and other communications service providers to utilize the technologies and efficiencies of the Internet to cut costs and offer new services in order to add and retain customers.

Benefits of Using DataVoN
-------------------------

         DataVoN enables integrated communications service providers to outsource their voice and data services over an IP backbone network at lower costs than over traditional networks while maintaining quality of service (QoS).

         DataVoN believes its services provide the following key benefits to its customers:

         . Low Price. DataVoN believes its services are often the low-price option for carriers because packet switching is more efficient than traditional circuit switching. In addition, DataVoN leverages the packet network to deliver traffic, which results in lower costs than transmission alternatives that deploy dedicated connections.

         . Engineering Expertise. DataVoN believes it has positioned itself with quality IP technology vendors, as well as a high quality engineering team with extensive telecommunications network expertise. DataVoN has a Network Operations Center ("NOC"), located in Richardson, Texas, that currently employs a staff of six people. There are two groups that work within the NOC: (a) the network engineering group and (b) the network support group. Both groups have twenty-four hours a day, seven days a week coverage to quickly respond to any problems. The network engineering group monitors network issues, repairs outages and solves security problems. The support group oversees a nationwide real-time network analysis map, which notifies DataVoN's staff of network errors.

         . Redundant Network Structure. DataVoN has constructed a network infrastructure able to handle substantial minutes of traffic with dynamic, alternative routing for calls. DataVoN's network architecture is scalable, allowing it to support customers' future growth. DataVoN also plans to pursue strategic relationships to reduce network costs and increase network utilization.

         . Improve Capital Allocation of Customers. By purchasing origination transport and termination VoPIN services from DataVoN, the customer can deploy financial resources in areas other than network infrastructure. DataVoN's customers can gain a competitive advantage or maintain competitive parity with its competitors by expanding their end user offerings (i.e., marketing, customer service) without incurring the substantial capital investments and operating costs that would otherwise be required to build and deploy their own VoPIN-based multiple-service network.

Growth Strategy
---------------

         DataVoN plans to leverage its customer relationships, operational expertise, regulatory insight, and state-of-the-art network as a platform from which to drive future growth. Specifically, DataVoN believes the following opportunities are available:

         . increasing the breadth of its current business lines, both in existing and ancillary categories. DataVoN plans to acquire additional bandwidth and facility POP's in several markets;

         . expanding its customer base through strategic marketing relationships and wholesale contracts. DataVoN plans to enter into new sales contracts with regional emerging carriers; and

         . developing additional telecommunications services to complement the current product line in new geographic areas. DataVoN plans to expand into second tier markets.

Services
--------

         DataVoN's current services include voice and data services over IP. In the future, DataVoN plans to provide Internet Service Provider ("ISP") dial-up services, POTS (plain old telephone service also known as voice-grade switched telephone service), ISDN (integrated services digital network) and "digital subscriber line" ("DSL"). DataVoN offers voice and data transport and call completion services. This provides its customers with a toll quality, low-cost alternative for voice and data transport of phone-to-phone, PC to phone, phone to PC, and PC to PC calls placed by its business and residential customers.

Customers
---------

         DataVoN does not sell its services directly to subscribers. DataVoN's target audience is service providers - specifically, tier one and two telecommunications companies, competitive local exchange carriers, ISP's and emerging global carriers. Tier one carriers generally have annual revenues in excess of $2 billion. Second tier carriers have revenues generally in the $750 million to $2 billion range, but have fewer direct operating agreements with other carriers and fewer international facilities.

         DataVoN currently has a customer base that traffics over 100 million minutes per month and is operating in the following cities:

               Atlanta                   Denver              Miami

               Austin                    Fort Worth          San Antonio

               Baltimore                 Houston             Washington, D.C.

               Dallas                    Los Angeles

         Currently, two of DataVoN's customers account for approximately 90% of DataVoN's revenues, and DataVoN's largest customer accounts for approximately 50% of DataVoN's revenues.

Sales and Marketing
-------------------

         DataVoN plans to sell its networking products through the following distinct channels:

         . Executive Sales. DataVoN intends to present its products to top corporate managers and leaders of certain industry associations.

         . Direct Sales. Direct sales by DataVoN employees will include attendance at trade shows.

         . Direct Response Mail. DataVoN will initially direct its mailing efforts at its existing customer base and their referrals.

Competition
-----------

         DataVoN competes in both the market for enhanced IP communications services and the market for carrier transmission services. Each of these markets on a stand-alone basis is highly competitive and has numerous service providers. DataVoN faces competition from a variety of sources, including large communications service providers with more resources, longer operating histories and more established positions in telecommunications marketplace, some of whom have begun to develop IP telephony capabilities. Most of DataVoN's competitors are larger companies.

         Large carriers around the world carry a substantial majority of the traffic. These carriers, such as British Telecom and Deutsche Telecom, have started to deploy packet-switched networks for voice and data traffic. These carriers have substantial resources and have large budgets available for research and development. In addition, several companies, many with significant resources, such as Level 3 and Qwest Communications, are building fiber optic networks, primarily in the United States, for IP telephony traffic. These networks can be expected to carry voice and data.

         DataVoN also competes with companies who have focused primarily on IP telephony. AT&T Clearinghouse, GRIC Communications, iBasis, and ITXC, which are larger and have substantially greater financial, marketing and network resources than DataVoN, sell international voice and data over the Internet. Other IP telephony companies, including Net2Phone and Delta Three.com are currently focusing on the retail market and personal computer-based IP telephony.

         Competition for gateway access, call management, and enhanced services is becoming intense. Even though DataVoN faces increasing competition in this market space, DataVoN believes these companies may represent potential future customers and strategic partners.

Government Regulation
---------------------

         DataVoN believes that under United States law, based on specific regulatory classifications and recent regulatory decisions, the IP communications services that DataVoN provides constitutes information services, as opposed to regulated telecommunications services. As such, the FCC's current position is that information service providers, including IP telephony providers, are not telecommunications carriers, and thus not currently subject to FCC regulations or any regulations by state agencies charged with regulating telecommunications carriers. Nevertheless, aspects of DataVoN's operations may be subject to state or federal regulation, including regulation governing universal service funding, disclosure of confidential communications, copyright and excise tax issues.

         On April 10, 1998, the FCC issued a report to Congress discussing its implementation of certain universal service provisions contained in the 1996 amendments to the Communications Act of 1934. In its report, the FCC stated that it would undertake an examination of whether phone-to-phone IP telephony should be considered an information service or a telecommunications service. The FCC noted that certain forms of phone-to-phone IP telephony appeared to lack the characteristics of an information service and to have the same functionality as non-Internet protocol telecommunications services.

         In addition, the FCC is currently considering whether to impose surcharges or other common carrier regulations upon certain providers of Internet and IP telephony, primarily those which provide Internet and IP telephony services to end users located in the United States. Although the FCC decided that information service providers, including Internet and IP telephony providers, are not telecommunications carriers, various companies have challenged that decision. Congressional dissatisfaction with the FCC's conclusions could result in requirements that the FCC impose greater or lesser regulations. It is also possible that the FCC will adopt a regulatory framework for IP telephony providers different than that applied to traditional common carriers. Several efforts have been made in the United States to enact federal legislation that would either regulate or exempt from regulation communications services provided over the Internet. Any change in the existing regulation of IP telephony by the FCC or Congress could materially adversely affect DataVoN's business, financial condition and results of operation.

         DataVoN cannot give any assurances that IP telephony will continue to be lightly regulated by the FCC and state regulatory agencies. Although the FCC has determined that, at present, information service providers, including IP telephony providers, are not telecommunications carriers, DataVoN cannot be certain that this position will continue.

         In the future, the FCC may require providers of Internet and IP telephony services to be subject to traditional common carrier regulation, make universal service contributions, and/or pay access charges. Increased regulation of the Internet may slow its growth. Such regulation may negatively impact the cost of doing business over the Internet and materially adversely affect DataVoN's business, operating results, financial condition and future prospects.

         In addition to the FCC and Congress, state regulatory authorities and legislators may assert jurisdiction over the provision of intrastate IP telephony services. Some states already have initiated proceedings to examine the regulation of such services.

DataVoN Founder
---------------

         Hugh Simpson, age 42, founded DataVoN in 1997 and has served as its sole officer and majority shareholder. In 1991, Mr. Simpson founded Travel Com 800 Inc., a communications company serving military personnel for their calling card and wireless needs, where he worked until 1996. Mr. Simpson's United States Marine Corp Reserve Unit was activated for duty in Operation

Desert Shield and Storm in 1990. Mr. Simpson was promoted to the rank of Lieutenant Colonel before joining the inactive roles in June 1999. From 1988 to 1990, Mr. Simpson was employed by International Telecharge, Inc. as a National Product Manager. Mr. Simpson served as a board member of Total Communication, a private communications concern based in Cedar Rapids, Iowa until September 1999. Mr. Simpson received a Bachelor Degree from Sam Houston State University in 1979.

Employees
---------

         DataVoN presently has 16 employees, which are comprised of seven technical, five telecom-experienced veterans, and four administrative positions.

Facilities
----------

         DataVoN's executive office is located at 635 West Campbell Road, Suite 130 in Richardson, Texas, a suburb of Dallas, where it leases approximately 4,000 square feet of commercial space pursuant to a term lease that expires in the year 2003.

Litigation
----------

         In a complaint filed on December 9, 1999 in the District Court of Tarrant County in the State of Texas, Teton Enterprises brought suit against DataVoN and Hugh Simpson. The complaint alleges that DataVoN owes the plaintiff, a former sales agent, certain commissions pursuant to a contract drafted by the former agent. DataVoN has countersued the former agent for amounts allegedly owed by the former agent to DataVoN. The litigation is in its early stages and no determination of the outcome is possible at this stage. The former agent alleges maximum economic damages in the amount of $4,222,970.54. Management of DataVoN can make no assurances as to the outcome of such litigation nor what effect it will have on the business of DataVoN or its financial condition. The defendants are defending the action vigorously.

Risk Factors

Risks Related to DataVoN's Operations
-------------------------------------

         DataVoN has a limited operating history upon which to base an investment decision, and you may inaccurately assess its prospects for success. DataVoN was incorporated in November 1997 and first began to offer commercial services in January 1998. Due to DataVoN's limited operating history, it is difficult for DataVoN to predict future results of operations. Moreover, DataVoN cannot be sure that it has accurately identified all of the risks to its business, especially since DataVoN uses new, and in many cases, unproven technologies and provides new services. As a result, its past results and rates of growth may not be a meaningful indicator of its future results of operations. Also, your assessment of the prospects for DataVoN's success may prove inaccurate.

         DataVoN's revenue would decline significantly if it lost one or more of its most significant customers. DataVoN generates much of its revenue from a limited number of customers. Customers may discontinue their use of DataVoN's services at any time, and without notice. Therefore, in any given quarter, DataVoN would lose a significant amount of revenue if it lost one or more major customers.

         Failure to obtain necessary additional capital in the future on acceptable terms would prevent DataVoN from executing its business plan. DataVoN needs additional capital to finance investments in equipment and corporate infrastructure, expand its network, increase the range of services it offers and respond to competitive pressures and perceived opportunities. Cash flow from operations and cash on hand may not be sufficient to cover DataVoN's operating expenses and capital investment needs. DataVoN cannot assure you that additional financing will be available on terms acceptable to it, if at all. Failure to obtain additional funding would prevent DataVoN from making expenditures that will allow it to grow or maintain its operations.

         If DataVoN raises additional funds by selling equity securities, the relative equity ownership of its existing investors could be diluted or new investors could obtain terms more favorable than previous investors. If DataVoN raises additional funds through debt financing, it could incur significant borrowing costs. The failure to obtain additional financing when required could result in DataVoN being unable to grow as required to attain profitable operations.

         DataVoN may not be able to generate sufficient revenue to maintain profitability if telecommunications carriers and other communications service providers are reluctant to use its services or do not use its services in sufficient volume. If the market for IP telephony and new services does not develop as DataVoN expects, or develops more slowly than expected, its business, financial condition and results of operations will be materially adversely affected.

         DataVoN's customers may be reluctant to use its services for a number of reasons, including:

         . perceptions that the quality of voice transmitted over the packet switched data network is low;
         . perceptions that IP telephony is unreliable; and . traffic may not be able to be delivered with significant cost advantages.

         The growth of its business depends on carriers and other communications service providers generating an increased volume of voice and data traffic, and selecting its network to carry at least some of this traffic. If the volume of voice and data traffic fails to increase, or decreases, and these third-parties do not employ DataVoN's network, DataVoN's ability to generate sufficient revenues to maintain profitability will be materially adversely affected. DataVoN can not assure you that end-users will continue to purchase services from its customers or that its customers will maintain a demand for its services.

DataVoN depends on its key personnel and may have difficulty attracting and retaining the skilled employees it needs to execute its growth plans.

         DataVoN depends heavily on its key management. DataVoN's future success will depend, in large part, on the continued service of its key management and technical personnel, including Hugh Simpson, its President and Chief Executive Officer. If any of these individuals is unable or unwilling to continue in their present positions, DataVoN's business, financial condition and results of operations would suffer.

         DataVoN will need to attract skilled personnel to execute its growth plans. DataVoN's future success will depend, in large part, on its ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for such employees in DataVoN's industry is intense. DataVoN has from time to time in the past experienced, and it expects to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. DataVoN may not be able to retain its employees or attract, assimilate or retain other highly qualified employees in the future. If DataVoN does not succeed in attracting and retaining skilled personnel, it may not be able to grow at a sufficient rate to maintain profitable operations.

         DataVoN may face quality and capacity problems over its network upon failures by third parties.

         Vendors. DataVoN relies upon third-party vendors to provide it with the equipment and software that DataVoN uses to transfer and translate calls from traditional voice networks to the packet switched network, and vice versa. DataVoN cannot assure you that it will be able to continue purchasing such equipment and software on acceptable terms, if at all. If DataVoN becomes unable to purchase the equipment needed to maintain and expand its network as currently configured, DataVoN may not be able to maintain or expand its network to accommodate growth and DataVoN may consequently be unable to grow revenues sufficiently to maintain projections.

         Parties that Maintain Phone and Data Lines. DataVoN's business model depends on the availability of the managed IP network bandwidth to transmit voice and data calls, and to provide other value-added services. Third-parties maintain, and in many cases own, the traditional voice networks as well as data networks. Some of these third-parties are national telephone companies. They may increase their charges for using these lines at any time and decrease DataVoN's profitability. They may also fail to properly maintain their lines and disrupt DataVoN's ability to provide service to its customers. Any failure by these third-parties to maintain these lines and networks that leads to a material disruption of DataVoN's ability to provide services and could discourage its customers from using DataVoN's network, which could have the effect of preventing DataVoN's ability to maintain projections.

         Strategic Relationships. DataVoN depends in part on its strategic relationships to expand its distribution channels and develop and market its services. DataVoN's strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In general, if DataVoN loses certain key strategic relationships, or if DataVoN fails to develop new relationships in the future, its ability to expand the scope and capacity of its network, and to maintain state-of-the-art technology, would be materially adversely affected.

         DataVoN may not be able to succeed in the intensely competitive market for its services. The market for VoPIN, data and other value-added services is extremely competitive and will likely become more competitive. Internet protocol and IP telephony service providers, such as GRIC Communications, iBasis and ITXC Corp., route traffic to destinations worldwide and compete directly with DataVoN. Also, IP telephony service providers, such as Net2Phone, that presently focus on retail customers may in the future enter DataVoN's market and compete with DataVoN. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the IP telephony market. All of these companies are larger than DataVoN and have substantially greater managerial and financial resources than DataVoN. Intense competition in DataVoN's markets can be expected to continue to put downward pressure on prices and adversely affect its profitability. DataVoN cannot assure you that it will be able to compete successfully against its competitors and DataVoN may lose customers or fail to grow its business as a result of this competition.

         DataVoN is subject to downward pricing pressures which could prevent DataVoN from maintaining profitability. As a result of numerous factors, including increased competition, prices for long distance calls have been decreasing. This downward trend of prices to end-users has caused DataVoN to lower the prices it charges communications service providers for call completion on its network. If this downward pricing pressure continues, DataVoN cannot assure you that it will be able to offer IP telephony services at costs lower than, or competitive with, the traditional voice network services with which it competes. The continued downward pressure on prices would have a material adverse effect on DataVoN's ability to operate its network and business profitability.

         If DataVoN is not able to keep up with rapid technological change in a cost effective way, the relative quality of its services could suffer. The technology upon which DataVoN's services depend is changing rapidly. Significant technological changes could render the equipment which DataVoN uses obsolete, and competitors may begin to offer new services that it is unable to offer. DataVoN must adapt to its rapidly changing market by continually improving the responsiveness, reliability, services and features of its network and by developing new features and applications to meet customer needs. If DataVoN is unable to successfully respond to these developments or does not respond in a cost-effective way, it may not be able to offer competitive services.

         DataVoN may not be able to expand and upgrade its network adequately to accommodate any future growth. DataVoN's business requires that it handle a large number of calls simultaneously. As DataVoN expands its operations, DataVoN expects to handle significantly more calls. DataVoN will need to expand and upgrade its hardware and software to accommodate such increased traffic. If DataVoN does not expand and upgrade quickly enough, it will not have sufficient capacity to handle the traffic and its operating performance would suffer. Consequently, DataVoN could develop a negative reputation with its customers and lose business.

         If DataVoN fails to manage its growth, DataVoN could lose customers. DataVoN has grown rapidly to date and expects to continue to grow rapidly. In order to increase the number of its customers and the size of its operations, DataVoN will need to improve its administrative, accounting, operating systems and controls. DataVoN may need to redesign several internal systems. DataVoN's attention to these matters may distract it from other aspects of its business. Moreover, failure to implement new systems and controls may hamper DataVoN's ability to provide services to customers and may impair the quality of its services which could result in the loss of customers.

         Fluctuations in DataVoN's quarterly results of operations that result from various factors inherent in its business may cause the market price of its common stock to fall. DataVoN's revenue and results of operations have fluctuated and may continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are not in its control, including, but not limited to:

         . the amount of traffic DataVoN is able to sell to its customers, and their decisions on whether to route traffic over DataVoN's network;
         . the percentage of traffic that DataVoN is able to carry over the managed IP network, rather than over the more costly traditional public-switched telephone network;
         .  DataVoN's ability to negotiate changes in the termination fees charged by its local providers when its margins deteriorate;
         .  capital expenditures required to expand or upgrade its network;
         . technical difficulties or failures of its network systems or third-party delays in expansion or provisioning system problems; and
         . DataVoN's ability to offer value-added services that are appealing to the market.

         Because of these factors, you should not rely on quarter-to-quarter comparisons of DataVoN's results of operations as an indication of its future performance. It is possible that, in future periods, DataVoN's results of operations will be significantly lower than the estimates of public market analysts and investors. Such a discrepancy could cause the price of its common stock to decline significantly.

         If DataVoN is unable to protect its intellectual property, its competitive position would be adversely affected. DataVoN relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its intellectual property. Despite its precautions, however, unauthorized third-parties may copy its services or reverse engineer or obtain and use information that DataVoN regards as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of any licensed program may be unenforceable. While DataVoN does not have any patents pending, DataVoN may seek to patent certain software or equipment in the future. DataVoN does not know if any of its future patent applications will be issued with the scope of the claims its seeks, if at all. DataVoN's means of protecting its proprietary rights in the United States may not be adequate and third-parties may infringe or misappropriate its copyrights, trademarks and similar proprietary rights. If DataVoN fails to protect its intellectual property and proprietary rights, its business, financial condition and results of operations would suffer.

         DataVoN believes that it does not infringe upon the proprietary rights of any third party, and no third party has asserted a patent infringement claim against DataVoN. If is possible, however, that such a claim might be asserted successfully against DataVoN in the future. DataVoN's ability to provide its services depends on its freedom to operate. That is, DataVoN must ensure that it does not infringe upon the proprietary rights of others or have licensed all such rights. DataVoN has not requested or obtained an opinion from counsel as to whether its services infringe upon the intellectual property rights of any third parties. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief which could effectively block its ability to provide services in the United States.

         If any of these risks materialize, DataVoN could be forced to suspend operations, to pay significant amounts to defend its rights, and a substantial amount of attention of its management may be diverted from its ongoing business, each of which could materially adversely affect its ability to maintain profitability.

         DataVoN relies on a variety of technologies, primarily software, that it licenses from third parties. Continued use of this technology by DataVoN may require that it purchase new or additional licenses from third parties. There can be no assurances that DataVoN can obtain those third party licenses needed for its business or that the third party technology licenses that it does have will continue to be available to it on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays or breakdowns in DataVoN's ability to continue developing and providing its services or to enhance and upgrade its services.

         DataVoN may undertake strategic acquisitions in the future and any difficulties from integrating such acquisitions could damage its ability to attain or maintain profitability. DataVoN may acquire businesses and technologies that complement or augment its existing businesses, services and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. DataVoN may not be able to integrate any acquired business successfully. Moreover, DataVoN may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. DataVoN may not be able to operate acquired businesses profitably or otherwise implement its growth strategy successfully.

Risks Related to the Internet and IP Telephony Industry
-------------------------------------------------------

         If the Internet does not continue to grow as a medium for voice and fax communications, DataVoN's business may suffer. The technology that allows voice and data communications over the Internet and the delivery of other value-added services, is still in its early stages of development. Historically, the sound quality of calls placed over the Internet was poor. As the IP telephony industry has grown, sound quality has improved, but the technology requires further refinement. Additionally, as a result of the Internet's capacity constraints, callers could experience delays, errors in transmissions or other interruptions in service. Transmitting telephone calls over the Internet must also be accepted as an alternative to traditional voice and data service by communications service providers. Because the IP telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If DataVoN's market fails to develop, then it will be unable to grow its customer base and its results of operations will be adversely affected.

         If the Internet infrastructure is not adequately maintained, DataVoN may be unable to maintain the quality of its services and provide them in a timely and consistent manner. DataVoN's future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing DataVoN's ability to complete calls using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Any future outages or delays could adversely affect DataVoN's ability to complete calls. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and DataVoN's business in particular.

         The telecommunications industry is subject to domestic governmental regulation and legal uncertainties which could prevent DataVoN from executing its business plan. While the FCC has tentatively decided that information service providers, including IP telephony providers, are not telecommunications carriers for regulatory purposes, various companies have challenged that decision. Congress is dissatisfied with the conclusions of the FCC and the FCC could impose greater or lesser regulation on DataVoN's industry. The FCC is currently considering, for example, whether to impose surcharges or other regulations upon certain providers of IP telephony, primarily those which provide IP telephony services to end-users located within the United States.

         Aspects of DataVoN's operations may be, or become, subject to state or federal regulations governing universal service funding, disclosure of confidential communications, copyright and excise taxes. DataVoN cannot assure you that government agencies will not increasingly regulate Internet-related services. Increased regulation of the Internet may slow its growth. Such regulation may also negatively impact the cost of doing business over the Internet and materially adversely affect DataVoN's ability to maintain profitability.

Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements

                  The required financial statements of DataVoN (except for the financial statements of DataVoN for the three months ended March 31, 2000 and 1999, which Zydeco will file within 60 days of the last date on which its report on Form 8-K is required to be filed), attached hereto as Annex A, are incorporated herein by reference.

         (b)      Pro Forma Financial Statements

                  Zydeco will file the required pro forma financial statements within 60 days of the last date on which its report on Form 8-K is required to be filed.

         (c)      Exhibits

         3.1 Certificate of Designations of Series A Convertible Preferred Stock of Zydeco

         10.1 Agreement and Plan of Merger among Zydeco Energy, Inc., DVN Acquisition Corporation and DataVoN Inc. dated as of May 23, 2000 (incorporated by reference to Form 8-K (File No. 0-22076) filed with the SEC on May 24, 2000).

         23.1     Consent of KPMG LLP.

         99.1 Press Release of Zydeco Energy, Inc. dated May 23, 2000 (incorporated by reference to Form 8-K (File No. 0-22076) filed with the SEC on May 24, 2000).

         99.2     Press Release of Zydeco Energy, Inc. dated June 9, 2000.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      Zydeco Energy, Inc.


                                      By: /s/ Hugh D. Simpson
                                          --------------------------------------
                                          Hugh D. Simpson
                                          President and Chief Executive Officer

Date:  June 19, 2000

                                     ANNEX A

                         Independent Auditors' Report

The Board of Directors
DataVoN, Inc.:

We have audited the accompanying balance sheets of DataVoN, Inc. (formerly HR Partners, Inc.) as of December 31, 1999 and 1998, and the related statements of income, stockholder's equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DataVoN, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        KPMG LLP

Dallas, Texas
May 4, 2000

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                                Balance Sheets

                          December 31, 1999 and 1998

                   Assets                                           1999         1998
                                                                ------------  -----------
Current assets:
     Cash and cash equivalents                                   $  394,740      159,996
     Accounts receivable                                            621,535      302,949
     Vendor deposit (note 4)                                        360,000      360,000
     Deferred tax asset                                              16,947        8,725
     Other                                                           29,889        9,203
                                                                ------------  -----------
              Total current assets                                1,423,111      840,873

Certificates of deposit                                              96,290           --
Property and equipment, net (note 2)                                147,845       17,244
                                                                ------------  -----------
                                                                 $1,667,246      858,117
                                                                ============  ===========

                Liabilities and Stockholder's Equity (Deficit)

Current liabilities:
     Accounts payable                                            $  305,375       54,262
     Unearned revenue                                               493,882      255,576
     Accrued liabilities and other                                  326,108      232,650
     Customer deposit (note 4)                                      360,000      360,000
     Notes payable to related parties (note 6)                           --       51,828
     Current installments of obligations under capital
        leases (note 5)                                              22,432           --
                                                                 ------------  -----------
               Total current liabilities                          1,507,797      954,316

Obligations under capital leases, excluding current
     installments (note 5)                                           61,049           --
                                                                 ------------  -----------
              Total liabilities                                   1,568,846      954,316

Stockholder's equity (deficit):
     Common stock, no par value; 1,000,000 shares authorized,
        issued and outstanding in 1999 and 1998                       1,000        1,000
     Retained earnings (accumulated deficit)                         97,400      (97,199)
                                                                 ------------  -----------
              Total stockholder's equity (deficit)                   98,400      (96,199)

Commitments and contingencies (notes 2, 5 and 9)
                                                                 ------------  -----------
                                                                 $1,667,246      858,117
                                                                 ============  ===========

                See accompanying notes to financial statements.

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                             Statements of Income

                For the years ended December 31, 1999 and 1998

                                                                     1999           1998
                                                                  -----------   -----------
Net service revenue                                              $ 8,273,472     2,226,703

Costs and expenses:
     Cost of services                                              6,059,472     1,093,756
     Selling and marketing                                           692,525       501,666
     General and administrative                                      673,880       331,134
     Depreciation and amortization                                    16,072         2,099
                                                                  -----------   -----------
              Total costs and expenses                             7,441,949     1,928,655
                                                                  -----------   -----------
              Operating income                                       831,523       298,048

Interest income                                                       33,509         6,792
Interest expense                                                      21,729         6,295
                                                                  -----------   -----------
              Income before state income tax                         843,303       298,545

State income tax (note 7)                                             37,356        13,558
                                                                  -----------   -----------
              Net income                                         $   805,947       284,987
                                                                  ===========   ===========
Net income per common share - basic and diluted                  $      0.81          0.28
                                                                  ===========   ===========
Weighted average common shares outstanding - basic and diluted     1,000,000     1,000,000
                                                                  ===========   ===========
Pro forma data (unaudited) (note 11):

     Income taxes                                                $   310,395       111,382
                                                                  -----------   -----------
     Net income                                                  $   532,908       187,163
                                                                  ===========   ===========
     Net income per common share - basic and diluted             $      0.01            --
                                                                  ===========   ===========
     Weighted average common shares outstanding - basic and
        and diluted                                               39,813,851    39,813,851
                                                                  ===========   ===========

See accompanying notes to financial statements.

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                 Statements of Stockholder's Equity (Deficit)

                For the years ended December 31, 1999 and 1998

                                                                                      Total
                                             Common stock             Retained      stockholder's
                                       ------------------------       earnings         equity
                                         Shares         Amount        (deficit)       (deficit)
                                                                     ----------    ---------------
Balance at December 31, 1997            1,000,000    $    1,000      $      --       $    1,000

Net income                                     --            --        284,987          284,987

Dividend payments                              --            --       (382,186)        (382,186)
                                       -----------    -----------    ----------       ----------
Balance at December 31, 1998            1,000,000         1,000        (97,199)         (96,199)

Net income                                     --            --        805,947          805,947

Dividend payments                              --            --       (611,348)        (611,348)
                                       -----------    -----------    ----------       ----------
Balance at December 31, 1999            1,000,000    $    1,000      $  97,400       $   98,400
                                       ===========    ===========    ==========       ==========

See accompanying notes to financial statements.

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                           Statements of Cash Flows

                For the years ended December 31, 1999 and 1998

                                                                                      1999            1998
                                                                                  -----------    -----------
Cash flows from operating activities:
    Net income                                                                   $   805,947        284,987
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization                                               16,072          2,099
          Changes in assets and liabilities:
             Accounts receivable                                                    (318,586)      (302,949)
             Customer deposit                                                             --        360,000
             Accounts payable and accrued liabilities                                344,571        286,912
             Unearned revenue                                                        238,306        255,576
             Vendor deposit                                                               --       (360,000)
             Deferred tax assets                                                      (8,222)        (8,725)
             Other current assets                                                    (20,686)        (9,203)
                                                                                  -----------    -----------
                   Net cash provided by operating activities                       1,057,402        508,697
                                                                                  -----------    -----------
Cash flows from investing activities:
    Purchase of certificates of deposit                                              (96,290)            --
    Capital expenditures                                                             (54,367)       (19,343)
                                                                                  -----------    -----------
                   Net cash used in investing activities                            (150,657)       (19,343)
                                                                                  -----------    -----------
Cash flows from financing activities:
    Proceeds from notes payable to related parties                                        --         61,728
    Payments on notes payable to related parties                                     (51,828)        (9,900)
    Borrowings on line of credit                                                     174,250             --
    Payments on line of credit                                                      (174,250)            --
    Principal payments on obligations under capital leases                            (8,825)            --
    Payment of common stock subscription                                                  --          1,000
    Payments of dividends                                                           (611,348)      (382,186)
                                                                                  -----------    -----------
                   Net cash used in financing activities                            (672,001)      (329,358)
                                                                                  -----------    -----------
Net increase in cash and cash equivalents                                            234,744        159,996
Cash and cash equivalents at beginning of year                                       159,996             --
                                                                                  -----------    -----------
Cash and cash equivalents at end of year                                         $   394,740        159,996
                                                                                  ===========    ===========
Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                                       $     4,045            400
                                                                                  ===========    ===========
    Cash paid during the year for income taxes                                   $     7,259             --
                                                                                  ===========    ===========
Non-cash investing activity - capital leases for property
    and equipment                                                                $    92,306             --
                                                                                  ===========    ===========

See accompanying notes to financial statements.

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

(1)    Summary of Significant Accounting Policies

       (a)    Formation, Organization and Description of Business

              DataVoN, Inc., a Subchapter S corporation, (the Company) was formed in November 1997 for the purpose of becoming a provider of high-quality Internet protocol bandwidth capacity to a number of major domestic and international carriers and IP providers desiring to employ the benefits of Voice over Internet Protocol
              (VoIP) technology and networking. The Company began operations in January 1998. The Company changed its name from HR Partners, Inc. to DataVoN, Inc. in January 2000.

              The Company currently has its headquarters in Richardson, Texas, and operates Internet Protocol Terminations in Texas, Colorado, Georgia, California and Florida.

       (b)    Cash Equivalents and Certificates of Deposit

              For purposes of the statement of cash flows, the Company considers all demand deposits, time deposits and other highly liquid investments with an initial maturity of less than ninety days to be cash equivalents.

              Certificates of deposit are classified as available-for-sale and are carried at fair value, which approximates cost.

       (c)    Property and Equipment

              Property and equipment are recorded at cost. Maintenance and repairs are charged against income as incurred, while renewals and major replacements are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in operations. Property and equipment under capital leases are stated at the present value of minimum lease payments.

              The Company provides depreciation on fixed assets using the straight-line method over the estimated useful lives of the respective assets. Property and equipment held under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

       (d)    Income Taxes

              As a Subchapter S corporation, the federal income tax liability incurred as a result of the Company's earnings are the responsibility of its stockholder. Therefore, no federal income taxes are provided in the Company's financial statements. The Company makes distributions to its stockholder to pay federal income taxes owed by the stockholder related to the Company's taxable income.

                                                                     (Continued)

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

              State income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (e)    Revenue Recognition

              The Company generally bills for its services based on capacity made available to its customers, rather than actual usage. Service based on capacity is generally billed monthly in advance. Revenue from service billed in advance is deferred and recognized as revenue when earned. Service based on actual usage is recognized as revenue when earned and is billed monthly in arrears.

              The Company may incur incremental costs to establish new connections with customers. In these situations, the Company will charge its customers a set up fee for the new connections. The Company defers these set up fees, net of incremental set-up costs, and recognizes them ratably as revenue over the initial service commitment period for the new connection, which is generally one year.

       (f)    Impairment of Long-lived Assets and Long-lived Assets to Be
              Disposed Of

              Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (g)    Use of Estimates

              Management of the Company has made a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

       (h)    Net Income per Share

              Basic and diluted net income per common share was determined by dividing net income by the weighted average common shares outstanding during the period. The Company had no potential common shares outstanding during 1999 and 1998.

                                                                     (Continued)

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

       (i)    Fair Value of Financial Instruments

              Financial instruments consist principally of cash equivalents, certificates of deposit, accounts receivable, accounts payable and short-term notes payable. The estimated fair value of these instruments (excluding short-term notes payable) approximates their carrying value. The estimated fair value of short-term notes payable (see note 6) cannot be determined without incurring excessive costs due to the related party nature of the instruments.

       (j)    Concentrations of Credit Risk

              The Company's customers are primarily well-established long distance carriers throughout the United States. Two non-affiliated customers comprised 70% and 24% of revenues during 1998, and comprised 71% and 20% of accounts receivable at December 31, 1998. Two non-affiliated customers comprised 68% and 23% of revenues during 1999, and 36% and 57% of accounts receivable at December 31, 1999.

(2)    Property and Equipment

       Property and equipment consisted of the following:

                                                   Estimated
                                                  useful life           1999               1998
                                                ----------------   ----------------   ----------------
       Computer equipment                           3 years      $        23,084                 --
       Vehicle                                      4 years               51,745                 --
       Office equipment and furniture               5 years               34,683                 --
       Telecommunications equipment                 5 years               56,504             19,343
                                                                   ----------------   ----------------
                 Total property and equipment                            166,016             19,343
       Less accumulated depreciation                                     (18,171)            (2,099)
                                                                   ----------------   ----------------
                                                                 $       147,845             17,244
                                                                   ================   ================

       On December 29, 1999, the Company entered into an agreement with third parties for the purchase, installation and maintenance of telecommunications equipment during 2000 for a total of $614,118 to be paid in installments beginning February 1, 2000 through February 1, 2001. The Company will record the telecommunications equipment and related services in its financial statements as it takes possession of the equipment and the services are provided.

(3)    Related Party Transactions

       In 1999 and 1998, the Company entered into a number of transactions with related parties. These transactions include operating and capital leases with related parties (see note 5), notes payable to related parties (see note 6) and services provided by related parties.

       The Company paid a related party, M.M. Simpson & Associates, P.C. (M.M. Simpson), $7,589 and $9,981 in 1999 and 1998, respectively, for legal services provided to the Company.

                                                                     (Continued)

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

       The Company also paid M.M. Simpson $29,683 and $8,937 in 1999 and 1998, respectively, for payroll costs of shared employees.

(4)    Deposits

       During 1998, a vendor required the Company to pay a $360,000 deposit to the vendor prior to providing new bandwidth capacity. The Company obtained deposits for an equivalent amount from its customers prior to establishing new service using the new bandwidth capacity. The vendor returned the deposit to the Company in February 2000, and the Company returned the equivalent amount to its customers.

(5)    Leases

       (a)    Operating Leases

              The Company leases office space from M.M. Simpson and an airplane from EDVon, Inc. The Company also leases an airplane hangar from McKinney Executive Air. Total rental expense was $36,715 in 1999 and $8,487 in 1998. Of the total rental expense, $35,515 was paid to related parties in 1999 and $8,487 was paid to related parties in 1998. All leases were entered into in the normal course of business.

              Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are: 2000 - $51,600; 2001 - $48,000;
              2002 - $48,000; 2003 - $48,000 and 2004 - $32,000. All but $3,600
              of these future minimum lease payments are due to EDVon.

       (b)    Capital Leases

              In 1999, the Company entered into capital leases with M.M. Simpson and an agent of Fidelity National Title, both of which are related parties, for a vehicle, computers and office equipment that expire at various dates through 2003. At December 31, 1999, the gross amount of property and equipment and related accumulated amortization recorded under capital leases were as follows:

                      Vehicle                              $           51,745
                      Computer equipment                               20,292
                      Office equipment                                 20,269
                                                             -----------------

                                                                       92,306
                      Less accumulated amortization                    10,367
                                                             -----------------

                                                           $           81,939
                                                             =================

              Amortization of assets held under capital leases is included with depreciation expense.

                                                                     (Continued)

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

              The lease terms for the property under capital leases range from 36 to 48 months. Future minimum lease payments, of which all is due to related parties, under capital leases as of December 31, 1999 are:

                                    2000                                 $          29,511
                                    2001                                            29,511
                                    2002                                            26,911
                                    2003                                            13,228
                                                                            -----------------
                            Total minimum lease payments                            99,161

                    Less amounts representing interest (at approximately
                        9.5%)                                                       15,680
                                                                            -----------------
                            Present value of minimum capital lease
                              payments                                              83,481

                    Less current installments of obligations under
                        capital leases                                              22,432
                                                                            -----------------
                            Obligations under capital leases,
                              excluding current installments             $          61,049
                                                                            =================

(6)    Line of Credit and Notes Payable

       In 1999, the Company entered into a line of credit agreement with a bank. Interest is payable monthly, with outstanding principal due February 2001. The total amount available under the line of credit is $100,000, of which none was borrowed as of December 31, 1999. The interest rate is the bank's prime rate plus one percent (9.5 percent at December 31, 1999). This line of credit is guaranteed by the stockholder of the Company and by the stockholder's spouse.

       The Company borrowed $15,000 from a related party in February 1998 for a term of three years. The agreement called for $600 of interest for the first 24 months and four percent interest beginning after 24 months. At December 31, 1998, $5,100 of the principal amount was outstanding. In 1999, the Company paid the balance on the note in full.

       In 1998, the Company also entered in a note payable agreement with the stockholder and stockholder's spouse that provides for maximum borrowings of $60,000 through September, 2000. The agreement calls for no interest if principal is repaid within twelve months and four percent interest thereafter. At December 31, 1998, the Company had borrowed $46,728 under this agreement. All amounts under the agreement were repaid in full during 1999. As of December 31, 1999, the Company still has the ability to draw funds under this agreement.

       Total interest expense incurred to related parties under notes payable and capital leases amounted to $3,757 and $400 in 1999 and 1998, respectively.

                                                                     (Continued)

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

(7)    State Income Tax

       Texas franchise tax is equal to the greater of (1) 0.25% of the Company's net taxable capital and (2) 4.5% of the Company's net taxable earned surplus. Net taxable earned surplus is based on federal taxable income, subject to certain adjustments. The total computed Texas franchise tax is an income tax to the extent that the tax exceeds the capital-based tax in a given year.

       State income tax expense differed from the amounts computed by applying the Texas income tax rate of 4.5% to income before state income tax as a result of the following:

                                                                            1999               1998
                                                                      ------------------ -----------------
          Computed "expected" state income tax expense              $         37,622              13,435
          Increase (reduction) in income taxes resulting from:
              Franchise tax based on net taxable capital                        (425)                 --
              Other                                                              159                 123
                                                                      ------------------ -----------------
                                                                    $         37,356              13,558
                                                                      ================== =================

       The temporary difference that gave rise to substantially all of the deferred tax asset at December 31, 1999 and 1998 results from the use of cash basis accounting for income tax purposes and accrual basis accounting for financial reporting purposes.

       In assessing the realizability of the deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 1999. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(8)    Segment Information

       SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and assess performance.

                                                                     (Continued)

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

       The Company's chief operating decision-maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Company has conducted its operations and managed its business as one segment, telecommunications services. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

(9)    Contingencies

       The Company is currently involved in litigation with a former sales agent in regards to commissions allegedly owed to the former commissioned agent by the Company. The Company has countersued the former agent for $230,000 owed by the former agent to the Company. The litigation is in its early stages and no determination of the outcome is possible at this time. The former agent alleges maximum economic damages of approximately $4 million. Management of the Company is vigorously defending against this claim. No reserve for the claim, or receivable for the counterclaim, has been established for this litigation as of December 31, 1999.

(10)   Subsequent Event

       In March 2000, the Company adopted a stock option plan. Under the plan, the Company may grant to officers, directors, consultants and key employees options to purchase shares of the Company's common stock for an exercise price of not less than 85% of the fair value of the common stock at the date of grant. In March 2000, the Company increased its authorized common stock to 1,100,000 shares, and granted options to purchase 63,356 shares of the Company's common stock for an exercise price of $19.50 per share.

(11)   Events Subsequent to Date of Auditors' Report (Unaudited)

       On June 9, 2000, the Company merged (the Merger) with Zydeco Energy, Inc. (Zydeco). Shareholders of the Company received shares of Zydeco equal to a majority of the shares of Zydeco outstanding after the transaction. Accordingly, the business combination will be accounted for as a reverse acquisition of Zydeco by the Company using the purchase method. Accordingly, the historical financial statements of the Company prior to the Merger will become the financial statements of the registrant, and the results of operations of Zydeco will be combined with the Company concurrent with the Merger. The valuation of the Merger may result in a significant amount of goodwill. The operations of Zydeco may not support the carrying value of such goodwill. The Company has not completed its analysis of the accounting for the Merger, though the Company may incur a significant and immediate charge to operations if significant goodwill is recognized that cannot be supported by the operations of Zydeco.

       In connection with the Merger, the Company will merge into a C corporation. The unaudited pro forma income statement data for the years ended December 31, 1999 and 1998 are based upon the historical income statements and give effect to pro forma income taxes as if the Company was a C corporation for the entire duration of both periods. In connection with the Merger, the Company's stockholders received 32,623,855 shares of common stock and 7,190 shares of preferred stock of Zydeco. The preferred shares will automatically convert into 7,190,000 common shares when sufficient additional common shares of Zydeco are authorized by its stockholders and vote with the

                                                                     (Continued)

                                 DATAVON, INC.
                         (Formerly HR Partners, Inc.)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

       Zydeco common shares on an as if converted basis on all matters. Pro forma weighted average common shares outstanding during the periods presented have been adjusted based on the share conversion ratio used in the Merger. The preferred shares are included in proforma weighted average common shares outstanding during the periods presented for both basic and diluted net income per share on an as if converted basis since the Company's shareholders currently have the ability to authorize sufficient additional common shares of Zydeco and the shareholder authorization is essentially a formality.